Exhibit 8.1

OPINION OF MUNGER, TOLLES & OLSON LLP
AS TO CERTAIN TAX MATTERS

August 24, 2015

Southern California Edison Company
SCE Trust IV
2244 Walnut Grove Avenue
Rosemead, California 91770

Ladies and Gentlemen:

As special tax counsel to Southern California Edison Company, a California corporation and SCE Trust IV, a Delaware statutory trust (the “Trust”), in connection with the issuance by the Trust of 13,000,000 of its 5.375% Fixed-to-Floating Rate Trust Preference Securities (the “Trust Preference Securities”), as described in that certain prospectus dated August 17, 2015 (the “Prospectus”), we hereby confirm to you our opinion as set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, relating to the Trust Preference Securities, as filed by Southern California Edison with the Securities and Exchange Commission on or about August 24, 2015 and to the reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP